FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com Public Relations Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Announces Fourth Quarter and Fiscal 2004 Results

20 percent operating margin on quarterly revenue up 14 percent from prior quarter and 59 percent year-over-year

SEATTLE, WA—October 26, 2004—F5 Networks, Inc . (NASDAQ: FFIV) today announced revenue of $50.2 million for the fourth quarter of fiscal 2004, up 14 percent from $44.2 million in the prior quarter and 59 percent from $31.6 million in the fourth quarter of fiscal 2003. Fourth quarter net income was $15.8 million ($0.43 per diluted share) compared to net income of $7.4 million ($0.20 per diluted share) in the third quarter and net income of $1.4 million ($0.05 per diluted share) in the fourth quarter a year ago.

During the quarter, F5 became subject to income taxes on U.S. income and also reversed the valuation allowance on U.S. deferred tax assets. The Company is presenting pro forma net income for the fourth quarter and the fiscal year to eliminate the impact of these items and report the results in a manner that is comparable to previous periods. Pro forma net income was $10.3 million ($0.28 per diluted share), exceeding the target range ($0.20 to $0.22 per share) set by management in the company’s July 21st earnings release.

For fiscal 2004, the company reported record annual revenue of $171.2, up 48 percent from $115.9 million in fiscal 2003. Net income for the year was $33.0 million ($0.92 per diluted share) and pro forma net income was $27.4 million ($0.76 per diluted share) compared to net income of $4.1 million ($0.14 per diluted share) in fiscal 2003. A tabular reconciliation of pro forma differences from actual net income is included on the attached Consolidated Statement of Operations.

F5 president and chief executive officer John McAdam said the company’s record quarterly revenue reflected growing strength in its core business and solid demand for its security products. “During the quarter, overall product and service revenue grew 15 percent and 8 percent respectively, and our gross margin held steady at 77 percent. As a result, the leverage in our business model enabled us to achieve an operating margin of 20 percent, up from 16 percent in the prior quarter and 6 percent in

F5 Networks Announces Fourth Quarter and Fiscal 2004 Earnings

the fourth quarter of 2003. While our revenue growth derived primarily from strong sales of our core traffic management products and services, we also exceeded both our quarterly and annual revenue targets for our FirePass SSL VPN solution. In addition, we saw a steady ramp in orders for our new generation of BIG-IP products introduced on September 7.”

As a result of strong demand for its new products, McAdam said he expects the company’s growth to continue in the first quarter of fiscal 2005. “Interest in the new technology and, in particular, the advanced functionality of BIG-IP version 9 has been growing steadily as customers and partners learn about the full-proxy capabilities of our Traffic Management Operating System (TM/OS) and the flexibility of Version 9’s modular architecture.”

“By nearly any measure, Version 9 is a major leap forward that significantly increases our technology leadership and our competitive edge in application traffic management. Along with major performance enhancements, Version 9 delivers advanced functionality integrated in a modular architecture on a single hardware platform. The capability of TM/OS to inspect and manage bi-directional traffic flows, combined with our powerful new iRules and iControl functionality, dramatically reduces the cost and complexity of implementing critical functions necessary to secure, optimize and deliver mission critical applications. Based on the enthusiastic response from our customers and partners, we believe BIG-IP Version 9 will be the biggest factor driving our growth in fiscal 2005.”

In addition to rapid acceptance of F5’s new traffic management offerings and continued growth of FirePass, McAdam said he expects TrafficShield, the company’s application firewall introduced on October 4, to begin contributing to the company’s revenue stream during the current quarter. “With its unique ability to inspect the flow of traffic across multiple packets, TrafficShield’s positive security enforcement offers customers protection against application attacks that traditional firewalls and other security devices can’t detect or prevent.”

For the first quarter of fiscal 2005—the first in which the company’s earnings will be fully taxed with no offsetting tax benefit—McAdam said the company has set a revenue target of $52 million to $54 million, with net income in the range of $0.20 to $0.21 per share.

About F5 Networks

F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user – anywhere. Through its flexible and cohesive architecture, F5

F5 Networks Announces Fourth Quarter and Fiscal 2004 Earnings

delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements

Statements in this press release concerning growing strength in our core business, demand for new products, interest in new technology in general and in BIG-IP Version 9 in particular, acceptance of new traffic management offerings, growth of FirePass revenue, TrafficShield’s contribution to the company’s revenue stream and the revenue and net income targets for the first quarter of fiscal 2005 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management and security offerings, the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided or other matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the Company’s annual report on Form 10K for the fiscal year ended September 30, 2003, and other public filings with the Securities and Exchange Commission.

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F5 Networks, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	September 30,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$24,901	$10,351
Investments	115,600	34,527
Accounts receivable, net of allowances of $3,161 and $3,049	22,665	19,325
Inventories	1,696	762
Deferred tax assets	4,494	—
Other current assets	5,776	4,779

Total current assets	175,132	69,744

Restricted cash	6,243	6,000
Property and equipment, net	11,954	10,079
Long-term investments	81,792	34,132
Deferred tax assets	29,392	—
Goodwill	50,067	24,188
Other assets, net	8,279	4,030

Total assets	$362,859	$148,173

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,840	$3,714
Accrued liabilities	17,668	13,148
Deferred revenue	28,064	19,147

Total current liabilities	50,572	36,009

Other long-term liabilities	2,136	1,584
Deferred tax liability	2,506	151

Total long-term liabilities	4,642	1,735

Commitments and contingencies:
Shareholders’ equity :
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized 34,772 and 27,403
shares issued and outstanding	306,655	141,709
Unearned compensation	—	(10)
Accumulated other comprehensive (loss) income	(498)	195
Retained earnings (deficit)	1,488	(31,465)

Total shareholders’ equity	307,645	110,429

Total liabilities and shareholders’ equity	$362,859	$148,173

F5 Networks, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues:
Product	$37,536	$23,048	$126,169	$84,197
Service	12,683	8,585	45,021	31,698

Total net revenues	50,219	31,633	171,190	115,895

Cost of net revenues:
Product	8,489	5,086	28,404	17,837
Service	3,055	2,342	10,975	9,068

Total cost of net revenues	11,544	7,428	39,379	26,905

Gross profit	38,675	24,205	131,811	88,990

Operating expenses:
Sales and marketing	17,597	14,045	65,378	53,458
Research and development	6,764	5,155	24,361	19,246
General and administrative	4,463	2,964	15,734	12,014
Amortization of unearned compensation	—	6	10	83

Total operating expenses	28,824	22,170	105,483	84,801

Income from operations	9,851	2,035	26,328	4,189
Other income (expense), net	891	(375)	2,731	751

Income before income taxes	10,742	1,660	29,059	4,940
Provision (benefit) for income taxes	(5,039)	307	(3,894)	853

Net income	$15,781	$1,353	$32,953	$4,087

Net income per share — basic	$0.46	$0.05	$0.99	$0.15

Weighted average shares — basic	34,593	27,125	33,221	26,453

Net income per share — diluted	$0.43	$0.05	$0.92	$0.14

Weighted average shares — diluted	36,779	29,521	35,992	28,220

Net income as reported	$15,781	$1,353	$32,953	$4,087
Incremental U.S. income tax expense *	1,731	—	1,731	—
Reversal of valuation allowance *	(7,254)	—	(7,254)	—

Net income excluding net U.S. tax benefit	$10,258	$1,353	$27,430	$4,087

Pro forma:
Net income excluding net U.S. tax benefit	$10,258	$1,353	$27,430	$4,087

Net income per share — basic	$0.30	$0.05	$0.83	$0.15

Weighted average shares — basic	34,593	27,125	33,221	26,453

Net income per share — diluted	$0.28	$0.05	$0.76	$0.14

Weighted average shares — diluted	36,779	29,521	35,992	28,220

*	During the fourth quarter of fiscal 2004, the Company became subject to income taxes on U.S. income and reversed the valuation allowance on U.S. deferred tax assets. The pro forma adjustments remove the impact of incremental U.S. income taxes and the benefit from the reversal of the valuation allowance to present the results in a manner that is comparable to prior periods.